Exhibit 99.1

Incannex Healthcare Wins MedTech Breakthrough Award for IHL-42X, Underscoring Leadership in Next-Generation Drug Development

Recognition highlights strong clinical progress and growing global validation of Incannex’s innovative approach to treating obstructive sleep apnea

MELBOURNE, Australia and NEW YORK, May 12, 2026 (GLOBE NEWSWIRE) — Incannex Healthcare Inc. (Nasdaq: IXHL), a clinical-stage biopharmaceutical company advancing innovative combination therapies for high-impact indications, today announced it has been named the winner of the “Best New Technology Solution for Drug Development” award in the 10th annual MedTech Breakthrough Awards program.

The award recognizes Incannex’s lead drug candidate, IHL-42X, an oral fixed-dose combination therapy in development for the treatment of obstructive sleep apnea (OSA), and reinforces the Company’s growing position at the forefront of next-generation therapeutic innovation.

IHL-42X combines dronabinol and acetazolamide, two well-characterized pharmaceutical agents with complementary mechanisms of action, designed to target key physiological drivers of OSA, including ventilatory control instability and upper airway dysfunction. In the Phase 2 RePOSA clinical trial, IHL-42X delivered statistically significant and clinically meaningful reductions in apnea-hypopnea index (AHI), alongside improvements in oxygenation, sleep quality, and patient-reported fatigue outcomes.

“This award is a strong external validation of the progress we are making with IHL-42X and the broader Incannex pipeline,” said Joel Latham, President and Chief Executive Officer of Incannex Healthcare Inc. “We believe IHL-42X has the potential to redefine the treatment paradigm in obstructive sleep apnea, addressing critical gaps in current standards of care. With a growing body of compelling clinical data, we are advancing toward the next stage of development with a clear focus on delivering a first-in-class oral therapy that can meaningfully improve outcomes for millions of patients globally.”

The MedTech Breakthrough Awards program is one of the industry’s leading global recognition platforms, honoring the most innovative companies, technologies, and products shaping the future of digital health and medical technology. This year’s program attracted thousands of nominations from organizations across more than 20 countries, underscoring the increasing pace of innovation and global competition within the sector.

This recognition comes at a pivotal time for Incannex as the Company continues to advance IHL-42X through late-stage development and explore strategic opportunities to expand its clinical and commercial potential. The award further reinforces Incannex’s strategy of developing differentiated, evidence-based combination therapies targeting diseases with significant unmet medical need.

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The Company is advancing three clinical-stage product candidates based on evidence-based innovation and supported by streamlined operations. Incannex’s lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex’s programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to management’s expectations regarding the development, regulatory progress and commercialization of the Company’s drug candidates, including IHL-42X, expectations regarding use of the Company’s cash on hand, the potential value of the Company’s drug candidates and business, including these values as compared to available cash, opportunities, the strategy, timing and future development of the Company’s drug candidates, the potential value of the Company and its drug candidates and potential shareholder value. When or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company, its operations or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the risk that the Company’s estimates and current projections regarding the sufficiency of its current cash on hand to fund the Company’s planned operations may be incorrect and the Company may use these resources faster than anticipated, and other risks described in the section entitled “Risk Factors” described in the prospectus supplement and in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 29, 2025, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, which can be obtained on the SEC website at www.sec.gov and are made available on the Company’s website upon their filing with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor & Media Contacts

CORE IR

(212) 655-0924

investors@incannex.com

media@incannex.com.au